Exhibit 10.2

February 9, 2010
Rick Hendrix

Dear Rick:

You have been granted a Restricted Stock Unit (“RSU”) Award as set forth in this letter and pursuant to Section 8 of the 2006 FBR Capital Markets Long-Term Incentive Plan (the “Plan”).  Each unit subject to the RSU Award represents the right to receive one share of the common stock of FBR Capital Markets Corporation (“FBRCM” or the “Company”), subject to the terms and conditions set forth herein and in the Plan.  A copy of the Plan and a document constituting part of a prospectus covering the Company common stock underlying the RSUs are available upon request to the Human Resources Department.

Grant Date:                      2/9/2010

Number of Units Subject to RSU Award:                750,000

Restriction Period:  The restriction period is the vesting or waiting period before you have full ownership of your units of stock.  This Restricted Stock Unit Award will have a five-year restriction period that will lapse ratably based on continued employment in 1/3 intervals, beginning at the third anniversary of the grant date: 1/3 on the third anniversary of the grant date, 1/3 on the fourth anniversary of the grant date and 1/3 on the fifth anniversary of the grant date.

Settlement of Units:  As soon as practicable after the restriction period lapses (but no later than March 15 of the year following the year in which the RSUs vest) and after satisfaction of your tax obligation (as described in the “Taxes” section below), the Company will issue shares of its common stock to you in settlement of the vested RSUs and you will have full ownership rights in those shares.  The number of shares that will be issued will equal the number of RSUs that vest.

Dividend Equivalents:  FBRCM at this time has no intention of paying a dividend.  However, if FBRCM chooses to pay a dividend in the future, you will be entitled to receive cash payments equivalent to any cash, stock or other property dividends that are paid on shares of the Company’s common stock during the period beginning on the Grant Date and ending on the earlier of (a) the date that you vest in the RSUs or (b) the date that you forfeit the RSUs.  Your right to receive these dividend equivalents, if any, is subject to the same vesting requirements that apply to the RSUs.  Any dividends that are payable to you will be paid at the same time that shares of Company common stock are issued in settlement of your RSUs.  Such payments will be treated as compensation reportable on your Form W-2 (rather than as dividend income).

Shareholder Rights:  You will not have any rights as a shareholder of the Company with respect to the RSUs.  You will have rights as a shareholder, including the right to vote and receive dividends, on and after the date that the Company issues shares of its common stock in settlement of vested RSUs.

Change in Control:  In the event of a Change in Control, the provisions of Sections 11.2 and 11.3 of the Plan shall apply.

If You Leave FBRCM:  If you leave FBRCM before the end of the restriction period, you will forfeit the restricted or unvested portion of the RSU Award.  As provided in the Plan, you may vest in additional RSUs if your employment ends on account of your death, disability or retirement or if you are terminated as part of a reduction in force.  For purposes of your RSU Award, the term “disability” means that you are entitled to receive (but for any waiting period), benefits under a long-term disability insurance plan or policy maintained by the Company.  The term “retirement” means a separation from service that is recognized as retirement under the Company’s retirement policy.

Additional Provisions.  Any provision of this award agreement, the Plan or the Employment Agreement by and between the Company and you (the “Employment Agreement”) to the contrary notwithstanding:

(a)  Performance Termination. If your employment is terminated by the Company before the RSU Award becomes fully vested, and if the Board of Directors determines, in its sole discretion, that such termination is as a result of your performance (including, without limitation, performance relating to risk management or regulatory compliance), then the portion of the RSU Award that is not vested upon the date of such termination shall be forfeited.

(b)  Severance Calculation.  The Company and you acknowledge and agree that neither this RSU Award nor any compensation attributable to such RSU Award shall constitute a performance bonus for purposes of the calculation of severance benefits under Section 6.2 of the Employment Agreement or any successor provision thereto.

Taxes:  You are strongly advised to consult with your own tax professional concerning the tax implications of your RSU Award based on your particular circumstances.  FBRCM cannot provide you with tax advice.  RSUs differ from other forms of incentive compensation in many ways, including how they are treated for tax purposes.  Generally, in the U.S., you will not be taxed at the time of the grant.  However, upon settlement of the RSU Award, the value of the Company common stock and any cash or other property issued or paid to you is taxed as ordinary income and you are required to pay taxes at that time.  The shares will not be released until payment for the taxes is received.  FBRCM will provide you with instructions for making payments closer to your vesting date.

Grant Acceptance:  You will be able to view and accept your RSU Award on Fidelity’s Stock Plan Administration website at netbenefits.fidelity.com within approximately two weeks of the date of this letter.  Failure to accept your award may prevent or delay the deposit of shares to your Fidelity brokerage account upon vesting.

Please contact Kristie Guerra at 703-312-9762 if you have any questions.

/s/ Eric F. Billings
Eric F. Billings
Chairman of the Board of Directors,
FBR Capital Markets Corporation